UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    September 23, 2009

Commission File No. 000-16929

DOR BioPharma, Inc.
(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite C-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

(609) 538-8200
(Issuer’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On September 23, 2009, DOR BioPharma, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”), totaling $4,390,200 with accredited investors (the “Investors”), including Company management and its North American commercialization partner Sigma-Tau Pharmaceuticals, Inc., its largest stockholder. Pursuant to the Purchase Agreement, on September 28, 2009, the Company completed the private placement to the Investors of 17,352,569 shares of the Company’s common stock and 8,676,285 warrants at a purchase price of $0.253 per share. The warrants are exercisable at a price of $0.278 per share for a period of five years commencing on September 28, 2009. The expiration date of the warrants is subject to the acceleration if the closing sales price of the Company’s common stock attains certain per share values. Sigma-Tau Pharmaceuticals, Inc. invested $1 million in this offering.

The net proceeds from the sale of the Company’s shares of common stock and warrants will be used for working capital and general corporate purposes.

The Company also entered into a Registration Rights Agreement dated September 23, 2009 with the Investors, pursuant to which the Company has agreed to register with the Securities and Exchange Commission the resale of the shares issued in the private placement and the shares of common stock issuable upon exercise of warrants.  In addition, the Company granted two investors the right to participate in the Company’s next equity financing within 12 months from the closing of this private placement.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement (collectively, the “Agreements”) and the form of warrant does not purport to be complete and is qualified in its entirety by reference to each Agreement and the form of warrant attached hereto as Exhibits 10.1, 10.2 and 10.3, and incorporated herein by reference.

The Agreements are provided to give investors information regarding the Agreements’ respective terms.  They are not provided to give investors factual information about the Company or any other parties thereto.  In addition, the representations, warranties and covenants contained in the Agreements were made only for purposes of those Agreements and as of specific dates, were solely for the benefit of the parties to those Agreements, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Agreements.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties of the Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Persons reviewing the Agreements are not third-party beneficiaries under the Agreements and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

Item 3.02.    Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is incorporated herein by reference.

The Company’s private sale of securities to the Investors described in Item 1.01 was made in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 promulgated thereunder.  The Company’s reliance on the exemption was based, in part, on the Investors’ representations that each of them is an “accredited investor” as defined in Rule 501(a) under the Act.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Title

10.1	Securities Purchase Agreement dated September 23, 2009 among the Company and the Investors.

10.2	Form of Common Stock Purchase Warrant.

10.3	Registration Rights Agreement dated September 23, 2009 among the Company and the Investors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOR BioPharma, Inc.

September 29, 2009	by:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D.
President and Chief Executive Officer
(Principal Executive Officer)